Exhibit 99.1

Contact:	Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.
RECEIVES NOTICE FROM NASDAQ LISTING QUALIFICATIONS STAFF

NEW CASTLE, DE, July 20, 2004 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) announced today that the Company received notice from the NASDAQ Listing Qualifications Staff that the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5).  If the Company cannot demonstrate compliance with the minimum bid price requirement rule or meet certain other requirements on or before January 18, 2005, the NASDAQ Listing Qualifications Staff will provide written notice that the Company’s common stock will be delisted or moved to The NASDAQ SmallCap Market.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging application.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new business and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.